EXHIBIT 99.1

Contact: Elise Eberwein
480/693-5574

FOR IMMEDIATE RELEASE: Thursday, Sept. 2, 2004

AMERICA WEST REPORTS AUGUST TRAFFIC

     PHOENIX—America West Airlines (NYSE:AWA) today reported traffic statistics for the month of August 2004. Revenue passenger miles (RPMs) for August 2004 were a record 2.2 billion, an increase of 9.4 percent from August 2003. The airline’s capacity increased 8.1 percent from August 2003 to a record 2.6 billion available seat miles (ASMs). This resulted in a record passenger load factor for August 2004 of 83.1 percent.

     “Although we achieved record load factors in August, yields remain depressed due to significant excess domestic capacity,” said Scott Kirby, executive vice president, sales and marketing. “Historically, the industry’s and America West’s domestic unit revenue decreases on average approximately four to six percent from the second to the third quarter. Given that there has been no improvement in the domestic pricing environment since the second quarter, we anticipate a similar trend for America West this year.”

     The following table summarizes America West’s August and year-to-date traffic results for 2004:

	August 2004	August 2003	% Change
Revenue Passenger Miles (000)	2,156,013	1,970,520	9.4
Available Seat Miles (000)	2,593,450	2,400,017	8.1
Load Factor (percent)	83.1	82.1	1.0 pt.
Enplanements	1,908,728	1,864,917	2.3

	YTD 2004	YTD 2003	% Change
Revenue Passenger Miles (000)	15,589,459	14,371,564	8.5
Available Seat Miles (000)	20,122,649	18,634,990	8.0
Load Factor (percent)	77.5	77.1	0.4 pts.
Enplanements	14,104,312	13,615,613	3.6

     For the month of August 2004, America West will report its domestic on-time performance of 74.9 percent and its completion factor of 98.8 percent to the Department of Transportation. For additional information regarding the airline’s current cost per available seat mile (CASM) guidance, fuel hedging positions, and planned capital expenditures for the remainder of 2004, please visit the investor relations update, which is located in the “About AWA” section of the airline’s Web site at www.americawest.com. The investor relations update page also includes current distribution percentages (information on the airline’s distribution channels) and fleet plan through 2007.

     America West Airlines is the nation’s second largest low-cost airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 96 destinations in the U.S., Canada, Mexico and Costa Rica.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the industry revenue environment. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability, including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the cyclical nature of the airline industry; competitive practices in the industry; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the Company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

-AWA-